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                                                                   Exhibit 3.1.1

                       RESTATED ARTICLES OF INCORPORATION

                             WAINOCO OIL CORPORATION

                                   ARTICLE ONE

            The name of the corporation is Wainoco Oil Corporation.

                                   ARTICLE TWO

            The period of its duration is perpetual.

                                  ARTICLE THREE

            The address of the registered officer of the corporation in the State of Wyoming is 1720 Caret Avenue, Cheyenne, Wyoming 82001, and the name of its registered agent in this state at such address is C T Corporation System.

                                  ARTICLE FOUR

            The purpose or purposes of the corporation is to transact any and/or all lawful business for which corporations may be incorporated under the Wyoming Business Corporation Act and, in general, to have and exercise all the powers conferred by the laws of Wyoming upon corporations formed under the Wyoming Business Corporation Act and to do any and all of the things hereinabove set forth to the same extent as natural persons might or could do.

                                  ARTICLE FIVE

         The number of directors to be elected at the annual meeting of shareholders or at a special meeting called for the election of directors shall not be less than three nor more than nine, the exact number to be fixed by the Bylaws. The number of directors constituting the present board is six, and the names and addresses of such six persons who are to serve as directors until the next annual meeting of shareholders or until their successors are elected and shall qualify are as follows:

Directors

                  John B. Ashmun            1200 Smith Street, Suite 1500
                                            Houston, Texas 77002

                  James R. Gibbs            1200 Smith Street, Suite 1500
                                            Houston, Texas 77002

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                  James S. Palmer           425 1st Street S.W.
                                            Esso Plaza - East Tower, 32nd Floor
                                            Calgary, Alberta, Canada T2P 3L8

                  Derek A. Price            1130 Sherbrook Street West
                                            Suite 510
                                            Montreal, Quebec, Canada H3A 2T1

                  Carl W. Schafer           One Nassau Hall
                                            Princeton, New Jersey 08544

                  William Scheerer, II      63 Wall Street
                                            New York, New York 10005

                                   ARTICLE SIX

            The aggregate number of shares of common stock which the corporation shall have authority to issue is Thirty-five Million (35,000,000) shares without par value. The corporation may purchase, directly or indirectly, its own shares to the extent of the aggregate of its unrestricted capital surplus and unrestricted reduction surplus available thereafter. No shareholder shall have a preemptive right to acquire any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered by the corporation.

                                  ARTICLE SEVEN

            Except as may be provided in the Bylaws, the Board of Directors of the corporation is expressly authorized to alter, amend or repeal the Bylaws, without any action on the part of the shareholders, but the Bylaws made by the directors and powers so conferred may be altered or repealed by the shareholders.

                                  ARTICLE EIGHT

            (a) No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 17-1-141 of the Wyoming Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit.

            (b) The corporation shall indemnify, in the manner and to the full extent authorized by law (as now in effect or later amended), any person who was, is or may be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the action, suit, proceeding or investigation, and judgments, fines and amounts paid in settlement if he acted

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in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit, proceeding or investigation by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which is reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

            (c) Expenses, including attorneys' fees, incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article.

            (d) The indemnification and advancement of expenses authorized by this Article shall not be exclusive of any other rights to which any director, officer, employee or agent may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to any action or in his official capacity and as to action in another capacity while holding the office, and continues as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.

            (e) The corporation may purchase and maintain insurance providing coverage for any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any capacity or arising out of his status, whether or not the corporation would have the power to indemnify him against liability under the provisions of this Article.

            The Restated Articles of Amendment correctly set forth without change the corresponding provisions of the Articles of Incorporation as heretofore amended and supercede the original Articles of Incorporation and all amendments thereto.

            EXECUTED this 5th day of August, 1987.

                                  WAINOCO OIL CORPORATION

                                  /s/ George E. Aldrich
                                  --------------------------------
                                  George E. Aldrich, Vice President - Controller

                                  /s/ Darcy D. Shindewolf
                                  --------------------------------
                                  Darcy D. Shindewolf, Secretary

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STATE OF TEXAS           Section
                         Section
COUNTY OF HARRIS         Section

            I, Bernice Bludau, a Notary Public, do hereby certify that on this 5th day of August, 1987, personally appeared before me Darcy D. Schindewolf who, being by me first duly sworn, declared that he is the Secretary of Wainoco Oil Corporation, that he signed the foregoing document as Secretary of the Corporation, and the statements therein contained are true.

            IN WITNESS WHEREOF, I have set my hand and seal this 5th day of August, 1987.

                                  /s/ Bernice Bludau
                                  ----------------------------------------------
                                  NOTARY PUBLIC IN AND FOR
                                  THE STATE OF TEXAS

                                  My Commission Expires: June 11, 1990.

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